EXHIBIT 10.4

Charming Shoppes, Inc.

Second Amendment to Severance Agreement

This SECOND AMENDMENT is dated as of March 28, 2011, between Charming Shoppes, Inc. (the “Company”) and Anthony Romano (the “Executive”).

WHEREAS, the Company and the Executive have entered into a Severance Agreement dated as of February 10, 2009 (the “Severance Agreement”), and the parties now wish to amend the Severance Agreement on the appointment of the Executive as President and Chief Executive Officer of the Company.

WHEREAS, Section 11.5 of the Severance Agreement provides that the Severance Agreement may be modified upon approval by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and agreement in writing by the Executive and an authorized officer of the Company.

WHEREAS, on March 23, 2011, the Committee approved the amendment to the Severance Agreement set forth below.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree that the Severance Agreement is hereby amended as follows:

1.           Section 3.3 is Article 5 is hereby deleted in its entirety and replaced with the following:

3.3 Benefit Period.  In the event of a Qualifying Termination, the Executive will receive  Severance Benefits with respect to the following Benefit Period:

(a)      If the Qualifying Termination occurs before a Change in Control, or if the Qualifying Termination occurs after twenty-four (24) months following a Change in Control, the Benefit Period is eighteen (18) months.

(b) If the Qualifying Termination occurs upon or within twenty-four (24) months following a Change in Control, the Benefit Period is twenty-four (24) months.

2.          Section 3.4(a)(i) is hereby deleted in its entirety and replaced with the following:

(i)             An amount equal to one and five tenths (1.5) times the sum of (A) the Executive’s annual Base Salary plus (B) the Executive’s Three-Year Average Bonus. This severance amount shall be payable in regular payroll installments over the Benefit Period, beginning within thirty (30) days after the Effective Date of Termination, to the extent that the severance amount under this subsection (i) does not exceed the Severance Pay Limitation.  Any amount under this subsection (i) that exceeds the Severance Pay Limitation shall be paid as a separate lump sum payment within thirty (30) days following the Effective Date of Termination.

3.           Section 3.4(b)(i) is hereby deleted in its entirety and replaced with the following:

(i) A lump sum amount equal to two (2) times the sum of (A) the Executive’s annual Base Salary plus (B) the Executive’s Three-Year Average Bonus.

4.	Section 2.16(a) and (d) are hereby deleted in their entirety and replaced with the following:

(a) A material diminution of the Executive’s authorities, duties or responsibilities as a President and Chief Executive Officer of the Company;

(d) A material breach by the Company of this Agreement or the Term Sheet detailing the Executive’s compensation which was approved by the Committee and the Board on March 23, 2011.

5.           This amendment shall be effective as of March 24, 2011.

6.           In all respects not amended, the Severance Agreement is hereby ratified and confirmed.

CHARMING SHOPPES, INC.

By:______________________________
Eric M. Specter
Executive Vice President
Chief Financial Officer

EXECUTIVE

__________________________________
Anthony Romano